Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          BESTNET COMMUNICATIONS CORP.
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            Pursuant to Section 78.390 of the Nevada Revised Statutes

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     The undersigned, being the President of BestNet Communications Corp., a corporation organized and existing under the laws of the State of Nevada, (the "Corporation") does hereby certify:

     1.   The name of the Corporation is BestNet Communications Corp.

     2.   The Articles of Incorporation have been amended as follows:

          Article 4. The authorized capital stock of this corporation shall be one hundred million (100,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock"). Such shares may be issued from time to time for such consideration as may be fixed by the Board of Directors.

     3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the Corporation's Articles of Incorporation have voted in favor of the amendment is:
22,716,367 votes in favor out of 29,948,104 total votes, or 75.9% votes in favor.

     IN WITNESS WHEREOF, I have executed this Certificate of Amendment to the Articles of Incorporation this 1st day of December 2003.

                                            BESTNET COMMUNICATIONS CORP.



                                            By:  /s/  Robert A. Blanchard
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                                                      Robert A. Blanchard
                                                      President